April 30, 2025

X-Square Balanced Fund, LLC

Centro Internacional de Mercadeo II

90 Carr. 165, Suite 803,

Guaynabo, Puerto Rico 000968

Re:	X-Square Balanced Fund, LLC - File Nos. 333-229217; 811-23417

Ladies and Gentlemen:

A legal opinion (the “Legal Opinion”) that we prepared was filed with Post-Effective Amendment No. 6 to the Registration Statement of the X-Square Balanced Fund, LLC. We hereby give you our consent to incorporate by reference the Legal Opinion into Post-Effective Amendment No. 8 under the Securities Act of 1933 (Amendment No. 10 under the Investment Company Act of 1940) (the “Amendment”) and consent to all references to us in the Amendment.

Very truly yours,

/s/ Thompson Hine LLP

THOMPSON HINE LLP